EXHIBIT 10.23

101 MAIN STREET

CAMBRIDGE, MASSACHUSETTS

AMENDMENT NO. 8 TO AGREEMENT OF LEASE

Pegasystems Inc.

This Amendment No. 8 to Agreement of Lease (this “Amendment”) is made as of July 31, 2002 by and between NOP Riverfront LLC, a Delaware limited liability company, having an office at One Main Street, Cambridge, MA (hereinafter, “Landlord”) and Pegasystems Inc., a Massachusetts corporation, having an office at 101 Main Street, Cambridge, Massachusetts 02142 (hereinafter, “Tenant”).

Background

Pursuant to the provisions of that certain Lease dated as of February 26, 1993 between Riverfront Office Park Joint Venture, Landlord’s predecessor, and Tenant, as amended by Amendment No. 1 to Agreement of Lease dated as of August 17, 1994, Amendment No. 2 to Agreement of Lease dated as of February 28, 1997, Amendment No. 3 to Agreement of Lease dated as of March 31, 1998 (“Amendment No. 3”), Amendment No. 4 to Agreement of Lease dated as of September 9, 1998 (“Amendment No. 4”), Amendment No. 5 to Agreement of Lease dated as of November 30, 1998, Amendment No. 6 to Agreement of Lease dated as of June 30, 2000, and Amendment No. 7 to Agreement of Lease dated as of November 15, 2001 (as so amended, the “Lease”), Tenant leases from Landlord and Landlord leases to Tenant certain premises containing 85,228 rentable square feet of office space (the “Demised Premises”) and 285 rentable square feet of storage space on the second floor garage level and 100 rentable square feet of storage space on the penthouse floor (collectively, the “Storage Space”) in the building located at 101 Main Street, Cambridge, Massachusetts (the “Building”). Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Lease.

Landlord and Tenant desire to enter into this Amendment No. 8 to extend the Term of the Lease for a period of approximately ten (10) years, on the terms and conditions set forth herein.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, Landlord and Tenant hereby agree to modify and amend the Lease as follows:

1.  Extension of Term.

(a)  Extension.    The Term of the Lease is hereby extended to and including a new Termination Date, which shall be May 31, 2013, subject to the terms set forth below. The period beginning on May 16, 2003 (the “Extension Term Commencement Date”) and ending on May 31, 2013 is hereinafter referred to as the “First Extension Term.”

(b)  Yearly Fixed Rent.    Effective as of the Extension Term Commencement Date, Section 1(19) of the Lease shall be amended to read in its entirety as follows:

“(19) Yearly Fixed Rent:

During the period commencing May 16, 2003 and ending on May 31, 2013:

For Floors 5, 6, 7 and 12 (79,463 rentable square feet):

Lease Year 1: $2,304,427 per annum ($29 per rentable square foot)

Lease Year 2: $2,383,890 per annum ($30 per rentable square foot)

Lease Year 3: $2,463,353 per annum ($31 per rentable square foot)

Lease Year 4: $2,542,816 per annum ($32 per rentable square foot)

Lease Year 5: $2,622,279 per annum ($33 per rentable square foot)

Lease Year 6: $2,781,205 per annum ($35 per rentable square foot)

Lease Year 7: $2,860,668 per annum ($36 per rentable square foot)

Lease Year 8: $3,019,594 per annum ($38 per rentable square foot)

Lease Year 9: $3,178,520 per annum ($40 per rentable square foot)

Lease Year 10: $3,337,446 per annum ($42 per rentable square foot)

For Floor 1 (5,765 rentable square feet):

Lease Year 1: $86,475 per annum ($15 per rentable square foot)

Lease Year 2: $92,240 per annum ($16 per rentable square foot)

Lease Year 3: $98,005 per annum ($17 per rentable square foot)

Lease Year 4: $103,770 per annum ($18 per rentable square foot)

Lease Year 5: $109,535 per annum ($19 per rentable square foot)

Lease Year 6: $121,065 per annum ($21 per rentable square foot)

Lease Year 7: $126,830 per annum ($22 per rentable square foot)

Lease Year 8: $138,360 per annum ($24 per rentable square foot)

Lease Year 9: $149,890 per annum ($26 per rentable square foot)

Lease Year 10: $161,420 per annum ($28 per rentable square foot)

For the Storage Space (385 rentable square feet):

Lease Years 1 through 10: $4,620 per annum ($12 per rentable square foot)

As used above, “Lease Year” shall mean each successive twelve (12) month period beginning on May 16, 2003 and each anniversary thereof, provided that the last Lease Year shall end on May 31, 2013.”

(c)  Additional Rent.

(i)  Taxes.    Effective as of the Extension Term Commencement Date, Section 6.2 of the Lease (as previously amended) shall be amended by deleting the reference to the prior fiscal year and substituting therefor a reference to the fiscal year ending “June 30, 2004.”

(ii)  Operating Expenses.    Effective as of the Extension Term Commencement Date, Section 6.3 of the Lease (as previously amended) shall be amended by deleting the reference to the prior calendar year and by substituting therefor a reference to the calendar year ending “December 31, 2003.”

(iii)  Operating Expense Provisions.    Effective as of the Extension Term Commencement Date, Section 6.4 on the attached Exhibit D shall replace Section 6.4 of the Lease (as previously amended).

(d)  Condition of Demised Premises and Storage Space.    With respect to the First Extension Term, the Demised Premises and the Storage Space shall be leased in their “as-is” condition without representation or warranty by Landlord. Landlord shall not be required to perform any tenant improvement work in connection with Tenant’s occupancy of the Demised Premises or the Storage Space for the First Extension Term. Any tenant improvements that Tenant may desire to make in the Demised Premises or the Storage Space shall be done at Tenant’s sole cost and expense, subject to Landlord’s Finish Work Allowance for the Demised Premises set forth below, and shall be made in accordance with and subject to the terms of the Lease including, without limitation, Sections 10 and 11 of the Lease.

Without limiting the generality of Sections 10 and 11 of the Lease, Tenant will provide detailed plans and specifications (“Tenant’s Plans”) necessary to price, permit, and construct any improvements or perform any alterations to the Demised Premises. Tenant’s Plans will be subject to Landlord’s review and approval, which shall not be unreasonably withheld for improvements that are consistent with the first-class standard of the Building, do not affect structural elements of the Building or adversely affect Building systems, and otherwise comply with the Lease. Landlord shall promptly review Tenant’s Plans within ten (10) business days and either approve them or specify the revisions required to enable approval. Tenant shall select (subject to Landlord’s approval within five (5) business days after Tenant’s request, which approval shall not be unreasonably withheld) a qualified general contractor to perform the work. Except for Tenant’s business equipment, furniture, and personal property (which Tenant may or, if requested by Landlord, shall remove at the end of the Term), Landlord shall advise Tenant, at the time of its consent to any alterations to the Demised Premises, whether Landlord may require Tenant at the expiration of this Lease to restore the Demised Premises to substantially the same condition as existed prior to such alterations; provided that, except as set forth in Section 14.2 of the Lease (as amended hereby), Landlord shall not require Tenant to remove any alterations that are for general office uses. The preceding sentence shall supersede the last sentence of Article 9 of the Lease.

(e)  Landlord’s Finish Work Allowance.    Landlord shall provide Tenant with an allowance for the costs (“Finish Work Allowance Costs”) of hereafter constructing any tenant improvements in the Demised Premises (including, without limitation, architectural and engineering fees with respect thereto, provided, however, that said architectural and engineering fees shall not exceed 15% of the Finish Work Allowance) in an amount not to exceed $1,278,420 (i.e., the product of (x) $15 per rentable square foot and (y) 85,228 rentable square feet of the Demised Premises) (the “Finish Work Allowance”). All construction and design costs for the Demised Premises in excess of the Finish Work Allowance shall be paid for entirely by Tenant, and Landlord shall not provide any reimbursement therefor. The Finish Work Allowance shall be disbursed as requisitioned by Tenant, but not more frequently than monthly, within thirty (30) days after Tenant’s submission of the requisition package. For each disbursement, Tenant shall submit a requisition package to Landlord with an itemization of the costs being requisitioned, a certificate by an officer of Tenant that all such costs are Finish Work Allowance Costs and have been incurred by Tenant, and appropriate back-up documentation including, without limitation, partial or full lien waivers (in a form reasonably approved by Landlord), invoices and bills (together with evidence of Tenant’s payment of such amounts, if Tenant does not request such invoices to be paid by joint check pursuant to the next sentence), and, upon completion of the work, such certificates of completion, final lien waivers, certificates of occupancy, and as-built plans as Landlord may reasonably require in light of the nature and scope of the work. Notwithstanding the foregoing, at Tenant’s request, Landlord shall make disbursements of the Finish Work Allowance by check jointly payable to Tenant and Tenant’s general contractor with respect to the portion of the work then completed; provided, however, that Landlord shall have no responsibility or liability to Tenant or such contractor with respect to such work, including without limitation, the quality or completeness of such work or any warranties associated therewith. If the reasonably estimated cost of the work exceeds the Finish Work Allowance, Landlord reserves the right to make pro-rata disbursements of the Finish Work Allowance in the proportion that the Finish Work Allowance bears to the estimated cost of the work, subject to a final reconciliation upon completion of the work. Landlord shall have no obligation to pay the Finish Work Allowance at any time when Tenant is in default under the Lease (as amended hereby) beyond the expiration of any applicable notice or cure period or in respect of any requisition submitted after May 16, 2004. Tenant shall have no right to any unused portion of the Finish Work Allowance.

(f)  Landlord’s Additional Allowance.    Landlord shall provide Tenant with an allowance for the costs (“Allowance Costs”) of hereafter installing a security system, voice and data cabling, telephone switch equipment, and other business equipment listed on Exhibit C attached hereto (collectively, the “Security/Telecommunications Work”) in the Demised Premises in an amount not to exceed $1,022,736 (i.e., the product of (x) $12 per rentable square foot and (y) 85,228 rentable square feet of the Demised Premises) (the “Additional Allowance”). The Additional Allowance is intended to be used for the costs of upgrading the infrastructure of the Demised Premises itemized on Exhibit C. All installation costs for the Security/Telecommunications Work in the Demised Premises in excess of the Additional Allowance shall be paid for entirely by Tenant, and Landlord shall not provide any reimbursement therefor. The Additional Allowance shall be disbursed as requisitioned by Tenant, but not more frequently than monthly, within thirty (30) days after Tenant’s submission of the requisition package. For each disbursement, Tenant shall submit a requisition package to Landlord with an itemization of the costs being requisitioned, a certificate by an officer of Tenant that all such costs are Allowance Costs and have been incurred by Tenant, and appropriate back-up documentation including, without limitation, partial or full lien waivers (in a form reasonably approved by Landlord), invoices and bills (together with evidence of Tenant’s payment of such amounts, if Tenant does not request such invoices to be paid by joint check pursuant to the next sentence), and, upon completion of the work, such certificates of completion, and final lien waivers. Notwithstanding the foregoing, at Tenant’s request, Landlord shall make disbursements of the Additional Allowance by check jointly payable to Tenant and Tenant’s contractor with respect to the portion of the work then completed; provided, however, that Landlord shall have no responsibility or liability to Tenant or such contractor with respect to such work, including without limitation, the quality or completeness of such work or any warranties associated therewith. Landlord shall have no obligation to pay the Additional Allowance at any time when Tenant is in default under the Lease (as amended hereby) beyond the expiration of any applicable notice or cure period or in respect of any requisition submitted after May 16, 2004. Tenant shall have no right to any unused portion of the Additional Allowance.

(g) Parking. Effective as of the Extension Term Commencement Date, (i) Section 1(10) (Parking Spaces) of the Lease (as previously amended) shall read as follows:

“(10) (Parking Spaces): One hundred twenty-eight (128)”

and (ii) Section 27.6 of the Lease shall be deleted in its entirety and replaced with the following Section 27.6:

“27.6  Parking.    Landlord shall allocate to the parking spaces set forth in Article 1 (“Tenant’s Parking Spaces”) in the Parking Garage located in the Project. Landlord may, pursuant to Section 15.1, establish Rules and Regulations relative to the Parking Garage serving the Project tenants and may further engage the services of an independent contractor to administer and control access to said Parking Garage. Landlord or said independent contractor shall impose separate charges for use of said Parking Garage, and such charges shall be payable by Tenant as Additional Rent with respect to Tenant’s Parking Spaces. The monthly charge shall be as from time to time established by Landlord or said independent contractor as the then prevailing market rate for monthly parking charges for the Project at the then lowest rates given to new or renewing tenants in the Building so long as Pegasystems Inc. occupies as much or more space than any other tenant in the Building. As of the date hereof, the current monthly charge for parking spaces is $200 per space per month. Tenant acknowledges that Landlord has informed Tenant that Landlord intends to allocate in its tenant leases more than the actual parking spaces servicing the Project. It is further acknowledged and agreed that as a consequence of such over-allocation of parking spaces, there may occasionally occur instances in which the number of parking spaces actually available to Tenant shall be less than the Parking Spaces to which Tenant is entitled under this Lease. Landlord shall incur no liability to Tenant as a consequence of such over-allocation of parking spaces.

In addition to the Parking Spaces allocated to Tenant as set forth above, Landlord shall allocate to Tenant 43 additional parking spaces (the “Tenant’s Additional Parking Spaces”) on a month-to-month basis at the same monthly charge. Either party may terminate the rights and obligations as to some or all of Tenant’s Additional Parking Spaces from time to time, effective as of the first day of any calendar month with notice given at least ninety (90) days prior to such effective date(s) of termination.”

(h)  Signage.    So long as (i) Tenant is not in default under the Lease (as amended hereby) beyond the expiration of any applicable notice or cure period, and (ii) Tenant occupies at least 50,000 rentable square feet of the Demised Premises, effective as of the Extension Term Commencement Date signage shall be made available for Tenant on the existing monument in front of the Building in a manner consistent with the signage currently in place. Any such signage shall be at Tenant’s sole cost and subject to applicable governmental approvals and permits. Notwithstanding the foregoing, Landlord shall have the right, at Landlord’s sole cost and expense, from time to time during the First Extension Term, as the same may be extended, to relocate and/or replace said signage with similar signage of equal or greater size and of equivalent or better location and visibility.

(i)  Assignment and Subletting.    Effective as of the Extension Term Commencement Date, Article 14 of the Lease is hereby amended as follows:

(1)  Section 14.2 is hereby amended by deleting the phrase “three (3) occupants, including Tenant, within the Demised Premises” and inserting in its place the phrase “three (3) occupants (including

Tenant) on any full floor of the Demised Premises or two (2) occupants (including Tenant) on any partial floor of the Demised Premises; provided, however, that Landlord reserves the right to require Tenant, at the end of the Term, to remove any interior demising partitions installed for any subtenants and any other alterations made by Tenant to demise the Demised Premises into multi-tenant floors, and to restore the affected areas to the condition existing prior to such work.”

(2)  Section 14.2 is further amended by adding at the end of such section: “Such reasonable objections may include, without limitation, the fact that the proposed assignee or subtenant is already a tenant (or an affiliate of a tenant) in the Project (unless Landlord reasonably determines that Landlord has no other space in the Project that Landlord intends to offer to such tenant), is a party with whom Landlord is then in active negotiations for other space in the Project, or has a financial condition that is reasonably unsatisfactory to Landlord relative to the scope of the obligations proposed to be undertaken by such assignee or subtenant. Landlord shall promptly respond with its approval or denial of the proposed assignment or sublease, but in all events within fifteen (15) days after Tenant’s submission of all required information and documents hereunder.”

(3)  The reference in the eleventh line of Section 14.2 to a Tenant “default” shall mean a default beyond the expiration of any applicable notice or cure period.

(4)  Section 14.4 is amended by adding the following sentence at the end of such Section: “Such excess rent shall be determined after deducting brokerage fees, attorneys’ fees (not to exceed $1 per square foot of the subleased area), and commercially reasonable costs of demising the subleased area, that are incurred by Tenant in connection with such Sublease, and the unamortized costs of tenant improvements in the subleased area made by Tenant at its expense after completion of the work described in Paragraphs 1(d) through (f) above.”

(5)  Section 14.7(d) is amended by adding after the word “time” in the fourth line thereof the words “(but, with respect to any subtenant or occupant other than an assignee, only after Tenant is in default, beyond the expiration of any applicable notice or cure period, with respect to any of its obligations under the Lease)”.

(j)  General.    Except as otherwise set forth in this Amendment, Tenant’s lease of the Demised Premises and Storage Space during the First Extension Term shall be on all of the terms and conditions of the Lease in effect immediately before the commencement of the Extension Term. Sections 3.3 and 3.4 of the Lease are hereby deleted in their entirety.

2.  Temporary Space.    Landlord agrees to lease to Tenant, and Tenant agrees to lease from Landlord, on the terms set forth herein, 23,350 rentable square feet (the “Temporary Space”) located on the 11th floor of the Building as shown on Exhibit A attached hereto and incorporated herein. Tenant shall lease and occupy the Temporary Space for a term commencing on or about August 15, 2002 and expiring on May 31, 2003 (the “Temporary Space Term”) while Tenant constructs certain improvements to the Demised Premises for the Extension Term. Such lease shall be on all of the terms and conditions applicable to the Demised Premises in effect on the date hereof, provided that Tenant shall not be obligated to make any payments of Yearly Fixed Rent or Additional Rent for Landlord’s taxes or operating expenses for the Temporary Space during the portion of the Temporary Space Term ending on April 14, 2003 (but shall be obligated to make such payments for the period April 15, 2003 through May 31, 2003 at the rate of $29 per rentable square foot). However, Tenant shall be responsible for paying the cost of all electricity consumed (and any separately reimbursable services, such as after-hours HVAC) in the Temporary Space during the Temporary Space Term. Tenant agrees to accept the Temporary Space in its broom clean, “as-is” condition on the commencement of the Temporary Space Term (free of the prior occupant and exclusive of any furniture or personal property of the prior occupant thereof), and Landlord shall not be required to perform any work in the Temporary Space or to provide any allowance for such space. Landlord shall not be liable to Tenant for any delay in delivery of the Temporary Space to Tenant on the date set forth above, but the expiration date for the Temporary Space Term shall be extended by one day for each day of such delay. Tenant shall vacate and surrender the Temporary Space to Landlord on or before the end of the Temporary Space Term in the same condition as existed at the commencement of the Temporary Space Term, reasonable wear and tear and damage by fire or casualty excepted, and otherwise in the condition required under the Lease for vacating the Demised Premises at the end of the Term.

3.  Security Deposit.    On or before the Extension Term Commencement Date (or, if earlier, the date of Tenant’s initial requisition of any allowance under Paragraph 1 above), Tenant shall deposit with Landlord a Letter of Credit naming Landlord as beneficiary (such Letter of Credit, including renewals, substitutions and replacements thereof, the “Letter of Credit”) in the amount of One Million One Hundred Ninety Five Thousand Four Hundred Fifty One Dollars ($1,195,451) as security for the full and punctual performance by Tenant of all of the terms of the Lease. Notwithstanding the foregoing, provided (i) Tenant is not in default under the Lease after any applicable notice and cure periods have expired and (ii) the Tenant originally named herein (or its Successor as defined in Section 14.3 of the Lease) shall occupy more than 80% of the rentable square feet of the Demised Premises, at the commencement of the second Lease Year of the First Extension Term Landlord shall permit the reduction of the Letter of Credit to an amount equal to one quarter of the Yearly Fixed Rent set forth in Paragraph 1(b) above for the Second Lease Year or return the original Letter of Credit upon Tenant’s substitution therefor by a replacement Letter of Credit in such amount. At the commencement of each subsequent Lease Year, Tenant shall increase or replace the Letter of Credit to provide an amount equal to one quarter of the Yearly Fixed Rent set forth in Paragraph 1(b) above for that Lease Year. The Letter of Credit required hereunder (including any replacement thereof or supplement thereto) shall conform to the requirements set forth on the attached Exhibit B.

4.  Right of First Offer.    Reference is made to any space that hereafter may become available on the eighth (8th) and twelfth (12th) floors of the Building (the “First Offer Space”). In the event the First Offer Space becomes available during the Term of this Lease, then before hereafter entering into a lease for the First Offer Space with a third party (other than the then current tenant or occupant of such space, or a tenant having superior rights granted prior to the date hereof) for a period within such Term, Landlord shall notify Tenant of the terms on which Landlord intends to lease the space (“Landlord’s Notice”).

Within ten (10) business days after receipt of Landlord’s Notice, Tenant may, by written notice delivered to Landlord, (a) unconditionally and irrevocably agree to lease the First Offer Space for its own use on the terms set forth in Landlord’s Notice, (b) reject Landlord’s offer, or (c) decline Landlord’s offer but unconditionally and irrevocably offer to lease such space from Landlord for its own use on specific economic terms proposed in Tenant’s response. The failure by Tenant to timely respond as aforesaid shall be deemed Tenant’s rejection of Landlord’s Notice under clause (b). If Tenant rejects (or is deemed to have rejected) Landlord’s offer under clause (b), Tenant shall have no further rights with respect to such space.

If Tenant makes a counteroffer to Landlord under clause (c), then Landlord may, by written notice delivered within thirty days of receipt thereof, accept or decline such offer (the failure to so respond being deemed Landlord’s election to decline Tenant’s offer). If such offer under clause (c) is declined (or deemed declined), then, for a period of one year after Landlord’s receipt of Tenant’s offer, Landlord may enter into any lease for such space at an effective rent (after taking into account any tenant improvement allowance) greater than that set forth in Tenant’s offer. If, during such one-year period, Landlord desires to enter into a third-party lease at an effective rent less than or equal to the effective rent set forth in Tenant’s offer, Landlord shall deliver to Tenant a new Landlord’s Notice. If Landlord does not enter into any lease within such one-year period, Landlord shall re-commence the process under this Paragraph before entering into a lease for the space.

If Tenant timely accepts Landlord’s Notice under this Paragraph (or if Landlord timely accepts Tenant’s offer under clause (c)), the space shall, subject to the following paragraph below and without further action by the parties, be leased by Tenant on the accepted terms and otherwise on all of the terms of the Lease in effect immediately prior to such expansion; provided that, at the request of either party, Landlord and Tenant shall promptly execute and deliver an agreement confirming such expansion of the Demised Premises and the estimated date the Demised Premises are to be expanded pursuant to this paragraph with a provision for establishing the effective date of such expansion based on actual delivery. Landlord shall use good faith efforts (including legal process, if appropriate) to deliver the First Offer Space on or about the estimated delivery date. Landlord’s failure to deliver, or delay in delivering, all or any part of the First Offer Space, for any reason, shall not give rise to any liability of Landlord, shall not alter Tenant’s obligation to accept such space when delivered, shall not constitute a default of Landlord, and shall not affect the validity of the Lease. Notwithstanding the foregoing, if Landlord has not delivered the First Offer Space to Tenant within four (4) months after the estimated delivery date, Tenant may, by notice to Landlord within sixty (60) days thereafter, terminate its obligation to lease the First Offer Space, which notice shall not be effective if the First Offer Space is delivered to Tenant within sixty days after delivery of such termination notice. If Tenant so terminates as to the First Offer Space, Tenant shall thereafter have no right to lease the First Offer Space in question, but such termination right shall not affect Tenant’s rights under this Paragraph 4 with respect to any other First Offer Space.

Notwithstanding any provision of this Section to the contrary, Tenant’s rights under this Section shall be void, at Landlord’s election, if (i) Tenant is in default hereunder, after any applicable notice and cure periods have expired, at any time prior to the time Tenant makes any election with respect to the First Offer Space hereunder or at the time the First Offer Space would be added to the Demised Premises or (ii) the original Tenant named herein (or a Successor of Tenant under Section 14.3 of the Lease) occupies less than eighty percent (80%) of the Demised Premises or (iii) fewer than fourteen months remain in the Term. Nothing in this Section shall be construed to grant to Tenant any rights or interest in any space in the Building, and any claims by Tenant alleging a failure of Landlord to comply herewith shall be limited to claims for monetary damages. Tenant may not assert any rights in any space nor file any lis pendens or similar notice with respect thereto.

5.  Rooftop Satellite Dish Space.    Subject to the terms set forth below, Landlord hereby grants Tenant a license to use a portion of the roof of the Building for the installation of up to two (2) communications antennae or satellite dishes for Tenant’s uses ancillary to the Permitted Uses in the Demised Premises (the “Satellite Dish”), subject to the prevailing availability of roof space on the Building reasonably designated by Landlord for such uses. The size, location, manner of placement, screening, installation specifications, and other particulars of the Satellite Dish shall be subject to the prior review and reasonable approval of Landlord. Tenant shall be responsible for obtaining all necessary permits, approvals, and operating licenses for such installation and shall pay all costs arising from the installation, maintenance, repair, and subsequent removal of the Satellite Dish.

6.  Extension Option(s).    Tenant shall have the option to extend the Term of the Lease for two (2) additional periods of five (5) years each (the “Second Extension Term” and the “Third Extension Term,” respectively; each, an “Extension Term”) on the terms set forth below (the “Extension Option(s)”). Yearly Fixed Rent during any Extension Term shall be ninety-five (95%) percent of the Fair Market Rent (as defined below) for the Demised Premises and Storage Space (as determined below) for such Extension Term. Tenant’s lease of the Demised Premises and Storage Space during any Extension Term shall otherwise be on all of the terms and conditions of this Lease in effect on the last day of the expiring Term, except that Tenant shall have no further option to extend the Term beyond the end of the Third Extension Term set forth herein, and Landlord shall have no obligation to provide any improvements to the Demised Premises or Storage Space or any allowances therefor with respect to the Second or Third Extension Terms.

(a)  If Tenant wishes to consider exercising the Extension Option, Tenant shall so notify Landlord of such preliminary (i.e., non-binding) interest no more than sixteen (16) months, and no less than fifteen (15) months, prior to the date the Term is then scheduled to expire. Failure by Tenant timely to send a notice under this paragraph (a) shall constitute an irrevocable waiver of Tenant’s right to extend the Term.

(b)  If Tenant timely delivers a notice under paragraph (a) above, within ten (10) days Landlord shall furnish Tenant with Landlord’s estimate of the Fair Market Rent for the applicable Extension Term. If Tenant disputes Landlord’s estimate, Tenant shall provide to Landlord Tenant’s estimate of Fair Market Rent within ten (10) days after receipt of Landlord’s estimate.

(c)  If Tenant timely notifies Landlord under paragraph (a) above, on or before the date fourteen (14) months prior to the date the Term is then scheduled to expire, Tenant shall either (i) waive the Extension

Option, or (ii) exercise the Extension Option by giving Landlord notice to such effect accepting Landlord’s estimate of Fair Market Rent or such other amount as the parties may have mutually agreed upon prior to such date. Failure timely to give a notice exercising the Extension Option as set forth in this paragraph (c) shall constitute an irrevocable waiver of Tenant’s right to extend the Term.

(d)  “Fair Market Rent” shall be the fair market rent that a willing tenant would pay to lease the Demised Premises and Storage Space for each year of the Extension Term in question under the terms and conditions of this Lease, assuming the Demised Premises and Storage Space are in their then existing condition (or in such better condition as the same are required to be maintained under the terms of the Lease), taking into account all relevant factors (including, without limitation, the condition of the space and the presence or absence of free rent, tenant improvement allowances, or other comparable concessions), but disregarding the rent historically paid under this Lease.

(e)  If Tenant shall exercise the Extension Option in accordance with this Section 3, the provisions of this Section shall be self-operative, but upon request by either party after determination of the Yearly Fixed Rent for the Extension Term, the parties shall execute an agreement specifying the Yearly Fixed Rent for the Extension Term and acknowledging the extension of the Term.

(f)  Notwithstanding any provision of this Section to the contrary, Tenant’s option to extend the Term shall be void, at Landlord’s election, if (i) Tenant is in default hereunder, after any applicable notice and cure periods have expired, at the time Tenant elects to extend the Term or at the time the Term would expire but for such extension, or (ii) the Tenant originally named herein (or its Successor as defined in Section 14.3 of the Lease) shall occupy less than 80% of the rentable square feet of the Demised Premises.

7.  Miscellaneous Provisions.    The Lease is hereby amended as follows:

(a)  Section 7.1 of the Lease is hereby amended by deleting the fourth sentence thereof and inserting in its place: “Tenant’s use of electrical energy in the Demised Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Demised Premises, provided that Landlord shall not materially alter the capacity of the electrical conductors and equipment currently serving the Demised Premises.” The parties acknowledge that Exhibit E attached hereto sets forth the current methodology for determining Tenant’s electrical charges under the Lease.

(b)  Section 7.5 of the Lease is hereby amended by deleting the words “on an around-the-clock basis” from clause (f) and inserting in their place “during the hours of 8:00 a.m. to 8:00 p.m. on Mondays through Fridays and 8:00 a.m. to 12:00 p.m. on Saturdays (excluding holidays in all cases) and thereafter as reasonably appropriate from time to time”.

(c)  Section 16(b) of the Lease is hereby amended by deleting the words “three (3)” in both places where it appears and inserting in their place the words “nine (9)”. Section 16(c) is hereby amended by inserting after the word “Lease” in the third line thereof the words “(which damage is estimated to require more than half of the remaining Term to repair).”

(d)  Section 27.10 on Exhibit F attached hereto is hereby added to the Lease after Section 27.9.

(e)  With respect to overtime HVAC under Section 3.4 of the Lease, the current procedures for requesting such services from Landlord are set forth on Exhibit G attached hereto.

8.  Notice Addresses.    Tenant’s notice address is hereby amended to be:

Pegasystems Inc.

101 Main Street

Cambridge, MA 02142

Attention: General Counsel

With a copy of any default notice to:

Kurzman Eisenberg Corbin Lever & Goodman, LLP

One North Broadway, 10th floor

White Plains, New York 10601

Attention: Robin Levitt Topol, Esq.

9.  Brokerage.    Landlord and Tenant each represents and warrants that it has had no dealings with any broker or agent in connection with this Amendment other than Spaulding & Slye (“Broker”). Each party covenants to pay, hold harmless and indemnify the other party from and against any and all costs, expenses or liability for any compensation, commissions, and charges claimed by any other broker or agent arising from its breach of the foregoing warranty. Landlord shall be responsible for the payment of brokerage fees to Broker pursuant to a separate agreement between Landlord and Broker. Any additional brokerage commission or other compensation payable in connection with this Amendment shall be the sole responsibility of Tenant.

10.  Ratification.    Except as set forth herein, the Lease, as previously amended, is hereby ratified and confirmed in all respects.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as a sealed instrument as of the date first set forth above.

LANDLORD:

NOP RIVERFRONT LLC, a Delaware limited liability company

By:	National Office Partners Limited Partnership, a Delaware limited partnership, its Managing Member

By:	Hines National Office Partners Limited Partnership, a Delaware limited partnership, its General Partner

By:	Hines Fund Management, L.L.C., a Delaware limited liability company, its General Partner

By:	Hines Interests Limited Partnership, a Delaware limited partnership, its sole member

By:	Hines Holdings, Inc., a Texas corporation its General Partner

By:	/s/ JEFFREY C. HINES
Jeffrey C. Hines President

TENANT: PEGASYSTEMS INC., a Massachusetts corporation

By:	/s/ JOHN H. PARKER, JR.
John H. Parker Jr Vice President

By:	/s/ CHRISTOPHER SULLIVAN	By:	/s/ ALAN TREFLER
	Christopher J. Sullivan Chief Financial Officer		Alan Trefler Chief Executive Officer

EXHIBIT A

Temporary Space—Floor Plan

EXHIBIT B

Letter of Credit Requirements

The Letter of Credit required under the Amendment to which this Exhibit is attached (i) shall be irrevocable and shall be issued by a commercial bank reasonably acceptable to Landlord that has an office in Boston, Massachusetts, New York City, New York, or any other major U.S. city, (ii) shall require only the presentation to the issuer of a certificate of the holder of the Letter of Credit stating that a default has occurred under this Lease after the expiration of any applicable notice and cure period (or that Tenant has failed to timely perform any obligation under the Lease and transmittal of a default notice is barred by applicable law), (iii) shall be payable to Landlord or its successors in interest as the Landlord and shall be freely transferable without cost to any such successor or any lender holding a collateral assignment of Landlord’s interest in the Lease, (iv) shall be for an initial term of not less than one year and contain a provision that such term shall be automatically renewed for successive one-year periods unless the issuer shall, at least 45 days prior to the scheduled expiration date, give Landlord notice of such nonrenewal, and (v) shall otherwise be in form and substance reasonably acceptable to Landlord. Notwithstanding the foregoing, the term of the Letter of Credit for the final period shall be for a term ending not earlier than the date thirty (30) days after the last day of the Extension Term, as the same may be extended.

Landlord shall be entitled to draw upon the Letter of Credit for its full amount or any portion thereof (i) if Tenant shall be in default under the Lease, after the expiration of any applicable notice or cure period (or that Tenant has failed to timely perform any obligation under the Lease and transmittal of a default notice is barred by applicable law), or (ii) if, not less than 30 days before the scheduled expiration of the Letter of Credit, Tenant has not delivered to Landlord a new Letter of Credit in accordance with this Section (which failure shall be deemed a default without notice or cure period). Landlord may, but shall not be obligated to, apply the amount so drawn to the extent necessary to cure Tenant’s default under the Lease. Any amount drawn in excess of the amount applied by Landlord to cure any such default shall be held by Landlord as a security deposit for the performance by Tenant of its obligations hereunder. Said security deposit may be mingled with other funds of Landlord, and no fiduciary relationship shall be created with respect to such deposit, nor shall Landlord be liable to pay Tenant interest thereon. If Tenant shall fail to perform any of its obligations under this Lease, Landlord may, but shall not be obliged to, apply the security deposit to the extent necessary to cure the default. After any such application by Landlord of the Letter of Credit or security deposit, Tenant shall reinstate the Letter of Credit to the amount originally required to be maintained hereunder, upon demand. Within thirty (30) days after the expiration or sooner termination of the Extension Term, as the same may be extended, the Letter of Credit and any security deposit, to the extent not applied, shall be returned to the Tenant, without interest.

In the event of a sale of the Building or lease, conveyance or transfer of the Building, Landlord shall transfer the Letter of Credit or security deposit to the transferee and Landlord shall thereupon be released by Tenant from all liability for the return of such security; and Tenant agrees to look to the transferee solely for the return of said security. The provisions hereof shall apply to every transfer or assignment made of the security to such a transferee. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Letter of Credit or the monies deposited herein as security, and that neither Landlord nor its successors or assigns shall be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance.

EXHIBIT C

Security/Telecommunications Work

1.  Moving costs

2.  IT backbone design

3.  IT switching

4.  New fiber optic system between floors

5.  Upgrade to IT servers

6.  New phone system

7.  New voice mail system

8.  New security system

9.  Additional cooling in the 7th floor wire closet

10.  Additional cooling in the 5th floor performance lab

11.  New fire suppression system in the 6th floor data center and the 5th floor performance lab

12.  Removal of unused high and low voltage wiring, cabling, and dead circuits

EXHIBIT D

6.4  Tenant’s Proportionate Share; Audit Rights.

Tenant’s proportionate share of taxes pursuant to Section 6.2 shall mean the fraction, expressed as a percentage, equal to the Rentable Area of the Demised Premises (which is deemed to be 85,228 square feet as of the date hereof) divided by the total rentable area of the Building (which is deemed to be 340,908 square feet as of the date hereof), and Tenant’s proportionate share of operating expenses pursuant to Section 6.3 shall mean the fraction, expressed as a percentage, equal to the Rentable Area of the Demised Premises divided by the total rentable area of the Building, exclusive of the rentable area of the portion of the Building from time to time designated by Landlord for retail use (which is deemed to be 7,841 square feet as of the date hereof). Computations of rentable area arising from any future changes in the Demised Premises, the Building, or its retail area shall be made by Landlord’s architect whose good faith determination shall be conclusive and binding on Tenant.

Notwithstanding anything to the contrary in the Lease as set forth above, the following items shall be excluded from operating expenses under Section 6.3: (1) salaries and compensation for officers and executives of Landlord (above the level of senior building manager), unless for work actually performed in or about the Building ordinarily done by an unrelated third person, and then only at compensation no higher than that which would have been paid to such third person; (2) legal or other fees, leasing or brokerage commissions, advertising expenses, promotional expenses and other costs incurred in lease negotiations or enforcement of leases against tenants or in renewing, amending or terminating leases; (3) any insurance premium to the extent that Landlord is, or is entitled to be, separately reimbursed therefor by Tenant pursuant to this Lease (other than pursuant to this Article) or by any other tenant or other occupant of the Building pursuant to its lease (other than pursuant to an operating expenses escalation clause contained therein); (4) the cost of any items for which Landlord is, or is entitled to be, reimbursed by insurance or otherwise compensated, including reimbursement by any tenant (other than pursuant to an operating expenses escalation clause contained therein); (5) costs of alterations, additions, changes, replacements, and improvements made in order to prepare space for occupancy by a new tenant; (6) the cost of electricity furnished to the Demised Premises or any other space in the Building leased to tenants; (7) Landlord’s taxes under Section 6.2; (8) debt service, payments of principal, or any other costs (including, without limitation, legal fees) of the financing or refinancing of any mortgage or costs incurred in connection with any other financing, sale, or syndication of the Building or any interest therein; (9) the costs of any items furnished to other tenants in the Building but not furnished to Tenant hereunder (provided that the costs incurred by Landlord in providing any services to Tenant that are not provided on the same basis to all tenants in the Building shall be allocated among Tenant and any other tenants receiving such services); (10) the cost of capital items or amortization of the Building, except to the extent amortized costs of capital items may be charged as Amortized Capital Costs (as defined below); (11) damages, penalties, or fines that Landlord is obligated to pay by reason of Landlord’s violation of applicable law or failure by Landlord to comply with its lease obligations, to the extent not arising from any failure by Tenant to timely comply with its obligations under the Lease; (12) the costs of environmental testing and of complying with applicable federal, state and local laws dealing with the handling, storage and disposal of hazardous materials or substances not arising in the ordinary course of operating a first-class office building, to the extent not caused by the act or omission of Tenant or its agents, employees, or contractors; (13) depreciation; (14) any rent paid on any ground or underlying lease of the Land; (15) payments to affiliates of Landlord, to the extent the same exceed the market rate for such services in comparable owner-managed buildings in the vicinity; (16) travel, entertainment or dining expenses, other than those reasonable and customary in the operation of the Building, (17) costs that would otherwise constitute operating expenses to the extent related exclusively to retail or storage space in the Building, (18) costs of operating, maintaining, repairing and restoring the parking garage, and (19) management fees in excess of 2.5% of gross revenues provided the same do not exceed market rates. “Amortized Capital Costs” shall mean amortized capital expenditures for the purpose of reducing operating expenses as set forth in Section 6.3 or for alterations and improvements to the Building by reason of any laws, building codes, regulations first applicable to the property after the date hereof or other requirements of any governmental or quasi-governmental authorities or the requirements of insurance bodies imposed on Landlord or Landlord’s insurer or to maintain the Property as a first-class building, in each case amortized as set forth in Section 6.3. Landlord represents that to its best knowledge the ADA requirements and all life and health safety systems, including sprinklers, fire and smoke alarms, are in compliance with local and federal laws, codes, regulations and ordinances.

If less than ninety-five percent (95%) of the Building is occupied at any time, then those items included in operating expenses that are subject to change based upon actual occupancy in the Building shall be appropriately adjusted by Landlord to the amounts that said items would have been, as reasonably determined by Landlord, had the Building been fully occupied at all times during such year. Similar adjustments may be made by Landlord in cases in which the tenants do not require or desire such work or service, or the tenants are themselves obtaining and providing such item of work or service.

Upon request by Tenant made within one hundred twenty days after delivery to Tenant of Landlord’s year-end statement concerning operating expenses, and no more than once annually, Landlord shall make available for Tenant’s review pertinent records and documents used in preparing such statement. Any such review shall be conducted by a certified public accountant from a nationally recognized accounting firm. Prior to such review Tenant (and its accountant) shall enter into a confidentiality agreement in a form reasonably supplied by Landlord restricting the use of such information solely to the determination of Tenant’s share of operating expenses hereunder and certifying that Tenant has not engaged such reviewer or accountant or any other person or firm on a contingency fee basis in connection with such review. Such review shall take place during business hours on no more than five (5) business days in the offices of Landlord or its building manager (or in another location in Boston specified by Landlord) and shall be completed within fifteen (15) business days after the date that such materials are first made available. Review shall be limited to the records evidencing the operating expenses allocable to the Demised Premises that were used by Landlord in preparing such year-end statement. Copies of any documents requested by Tenant shall be made by Landlord at Tenant’s reasonable expense. If Tenant has not furnished Landlord with a completed audit report within three (3) months after the date such access is first made available to Tenant specifically identifying the particular items from Landlord’s year-end statement that are in dispute, then Tenant shall be deemed to have accepted the year-end statement with respect to all items that have not been so disputed. If operating expenses for the calendar year (as finally determined hereunder) are less than reported, Landlord shall, at Tenant’s election, pay such amount to Tenant within thirty (30) days or provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. If operating expenses for the calendar year (as finally determined hereunder) are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days. During the pendency of any such review or any dispute, Tenant shall make payments of additional rent for operating expenses based on Landlord’s calculations, and Tenant shall have no right to abate rent or offset any amounts against any payments otherwise due under this Lease. The rights granted under this paragraph are personal to the Tenant originally named herein (and any Successor under Section 14.3 of the Lease to which the Lease may be assigned) and may not be exercised by or on behalf of any subtenant or other party. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of operating expenses if Tenant is then in default under this Lease continuing beyond any applicable notice and cure period. If Landlord does not invoice Tenant for any item of operating expenses, real estate taxes, or other charges for additional rent under Articles 6 and 7 of the Lease within twenty-four (24) months after Landlord’s payment of the costs of such item (or, if later, within twenty-four (24) months after the end of the pertinent accrual period for the costs of such item), Landlord shall be deemed to have waived its right to seek reimbursement for such item; provided, however, that this sentence shall not apply to any such items for which an invoice is barred by applicable law or is not given for any other reason beyond Landlord’s control or to any such items if Tenant claims a refund, rebate, or other disputed amounts for any charges under the Lease with respect to the calendar year in which such item was incurred or accrued or any other prior period.

EXHIBIT E

PROCEDURE FOR ALLOCATION OF COSTS OF

ELECTRIC POWER USAGE BY TENANTS

(101 Main Street, Cambridge, Massachusetts)

1. Main electric service to the Building will be provided by the local utility company to the base building meters. These meters track electricity usage from stairwell and emergency lights; elevators; heat pumps and HVAC in the Building; exterior lighting; and all main Building mechanical systems (common areas on each floor, including the elevator lobby, corridors, and bathrooms) (the “Base Building Electricity”) and shall be allocated to tenants. All charges by the utility will be read from this meter and billed to and paid by Landlord at rates established by the utility company.

2. All costs of Base Building Electricity to Landlord shall be treated as part of the operating expenses of the Building for purposes of determining the allocation of those costs.

3. Separate electric service from the utility company directly to tenants will be required by Landlord for each tenant to measure all electricity provided for lights, power specific tenant equipment including computer room and telephone room HVAC, cafeterias, or other special purpose facilities.

EXHIBIT F

Other Lease Sections

27.10  Holding Over.    If Tenant (or any person holding under or through Tenant) fails to vacate and surrender the Demised Premises to Landlord as required hereunder upon the termination or expiration of the Term, such holding over shall be, except as Landlord may elect pursuant to the next sentence, as a tenant at sufferance (requiring 30 days’ notice of termination by either party to the other) at a monthly fixed rent (“Holdover Rent”) equal to (i) 125% (for the first thirty (30) days of any such holdover), (ii) 150% (for the next thirty (30) days of any such holdover), and (iii) thereafter, 200% of the greater of the Yearly Fixed Rent due hereunder for the last month of the Term or the rent being quoted by Landlord for comparable space in the Building at the time of the termination or expiration of the Term, and otherwise subject to all the covenants and conditions (including obligations to pay Additional Rent under Sections 6.2 and 6.3) of this Lease as though it had originally been a monthly tenancy. Notwithstanding the foregoing, if Landlord desires to regain possession of the Demised Premises promptly after the termination or expiration hereof and prior to acceptance of rent for any period thereafter, Landlord may, at its option, forthwith re-enter and take possession of the Demised Premises or any part thereof without process or by any legal process in force in The Commonwealth of Massachusetts.

Notwithstanding the establishment of any holdover tenancy following the expiration or earlier termination of the Term, if Tenant fails promptly to vacate the Demised Premises at the expiration or earlier termination of the Term, Tenant shall save Landlord harmless and indemnified against any claim, loss, cost or expense (including reasonable attorneys’ fees) arising out of Tenant’s failure promptly to vacate the Demised Premises (or any portion thereof) and upon demand pay to Landlord any damages or loss incurred by Landlord as a result of any delayed or terminated lease of all or part of the Premises by another party.

EXHIBIT G

REQUESTING OVERTIME HVAC

General Information:

Overtime HVAC is defined as heating or cooling after Business Hours. Business Hours for Riverfront Office Park are Monday through Friday 8AM to 6PM and Saturday 8AM to 12PM, Commonwealth of Massachusetts holidays excluded. A list of Tenant-authorized requestors shall be on file at the Management Office, and Security Lobby Desk. It is the responsibility of the Tenant to maintain a current list and submit that list to Hines Management. Hines has provided a Heat Pump Location guide that should be distributed to each Tenant-approved requestor. Requestors should be prepared to reference this location guide when making a request for overtime HVAC. Additional copies of this map may be obtained through the Management Office.

Procedures for making a request:    DURING BUSINESS HOURS

1.  Tenant-authorized requestor may e-mail (Christine_granade@hines.com) or FAX attached “Overtime HVAC Request” form (see attached) to the Management Office at (617) 494-1760. Requestors should be familiar with the provided heat pump location map, and be prepared to reference a heat pump location and number(s).

2.	Overtime Service for:	Please make request by:

	Weekdays, holidays excluded	3PM of the day needed

	Weekends (Saturday after 12PM; Sunday)	3PM the preceding Friday

	Holidays	5PM the preceding workday

AFTER BUSINESS HOURS

1.  After business hours, requestor shall contact Security at (617) 497-7711, Option 1, and request will be relayed to the on-call Hines engineering staff who will execute the service as requested.

2.  Requestor will be asked by Security to provide information needed on Overtime HVAC Request form, mainly concerning the specific heat pump(s) that are to be programmed and their floor/area location(s). Requestors should be familiar with the provided heat pump location map, and be prepared to reference a heat pump location and number(s).

NOTES:

•	The targeted service level for overtime HVAC requests made after business hours is 30 minutes from the time the call is initiated.

•	These procedures are subject to change with 30 days prior written notice to tenant. Changes, if any, will be consistent with services rendered in comparable Class A buildings in Cambridge.